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                                                                   EXHIBIT 99.4

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 1997

                    TO THE STOCKHOLDERS OF NHP INCORPORATED:

    Notice is hereby given that the Special Meeting of the Stockholders of NHP Incorporated, a Delaware corporation ("NHP"), will be held at 9:00 a.m., local time, at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037-1420 on December 8, 1997, for the following purposes:

    1. To consider and act upon a proposal to adopt and authorize an Amended and Restated Agreement and Plan of Merger dated as of April 21, 1997 and amended as of October 14, 1997 (the "Merger Agreement"), a copy of which is included as Appendix I to the Joint Proxy Statement/Prospectus accompanying this Notice, pursuant to which each holder of NHP common stock (the "NHP Common Stock") will receive for each share of NHP Common Stock (i) 0.74766 shares of Apartment Investment and Management Company ("AIMCO") common stock or (ii) at the election of the stockholder,
       0.37383 shares of AIMCO common stock and $10.00 in cash. AIMCO's Amended and Restated Articles of Incorporation prohibit direct or constructive ownership of AIMCO Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and certain other persons) of the combined total of outstanding shares of AIMCO's Common Stock and AIMCO's Class B Common Stock by any person (the "Ownership Limit"). Any person who would receive shares of AIMCO Common Stock in excess of the Ownership Limit ("Excess Shares") will receive instead an amount in cash equal to the number of such Excess Shares multiplied by $26.75.

    2. To transact any and all other business that may properly come before the Special Meeting.

    All NHP stockholders of record at the close of business on October 30, 1997 are entitled to notice of and to vote at this Special Meeting.

    NHP stockholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

                                          By Order of the Board of Directors

                                                      [SIGNATURE]

                                          Joel F. Bonder
                                          SENIOR VICE PRESIDENT, SECRETARY AND
                                          GENERAL COUNSEL

Vienna, Virginia
November 3, 1997

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

            PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.